Exhibit 3.1

STATEMENT WITH RESPECT TO SHARES

OF

FIXED RATE NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

OF

FULTON FINANCIAL CORPORATION

Fulton Financial Corporation, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (the “Corporation”), in accordance with the provisions of Section 1522(c) of the Pennsylvania Business Corporation Law of 1988 and Article 5 of the Corporation’s Amended and Restated Articles of Incorporation, as amended (the “Articles”), does hereby certify:

The Pricing Committee of the Board of Directors of the Corporation (the “Pricing Committee”), duly authorized by the Board of Directors of the Corporation (the “Board of Directors”) by resolution of the Board of Directors duly adopted at a duly-convened meeting of the Board of Directors on August 25, 2020, and acting in accordance with such resolution, the Articles, the Bylaws of the Corporation, as amended, and applicable law, adopted the following resolution on October 22, 2020, creating a series of 200,000 shares of Preferred Stock of the Corporation designated as “Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A”:

“NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to and vested in the Pricing Committee by the Board of Directors by resolution of the Board of Directors dated August 25, 2020, duly adopted by the Board of Directors at a duly convened meeting on such date, the Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, no par value, of the Corporation established by the Pricing Committee shall be designated as the “Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A” and the Pricing Committee

hereby fixes and determines the designations, voting rights, preferences, redemption rights, qualifications, privileges, limitations, restrictions and special or relative rights thereof as set forth below:

RIGHTS AND PREFERENCES

Section 1. Designation. A series of Preferred Stock designated the “Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A” (hereinafter called “Series A Preferred Stock”) shall be established and the authorized number of shares that shall constitute such series shall be 200,000 shares, no par value and having a liquidation preference of $1,000 per share. The number of shares constituting Series A Preferred Stock may be increased from time to time in accordance with law up to the maximum number of shares of Preferred Stock authorized to be issued under the Amended and Restated Articles of Incorporation of the Corporation, as amended (the “Articles”), less all shares at the time authorized of any other series of Preferred Stock. Shares of Series A Preferred Stock will be dated the date of issue, which shall be referred to herein as the “original issue date”. Shares of outstanding Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of Preferred Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Section 2. Ranking. The shares of Series A Preferred Stock shall rank:

(a)    senior, as to dividends and upon liquidation, dissolution and winding up, to the Common Stock, and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that such class or series ranks pari passu with the Series A Preferred Stock or senior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution and winding up, as the case may be (collectively, “Series A Junior Securities”);

(b)    on a parity, as to dividends and upon liquidation, dissolution and winding up, with any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that such class or series ranks pari passu with the Series A Preferred Stock as to dividends and upon liquidation, dissolution and winding up, as the case may be (collectively, “Series A Parity Securities”); and

(c)    junior, as to dividends and upon liquidation, dissolution and winding up, with any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that such class or series ranks senior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution and winding up, as the case may be (collectively, “Series A Senior Securities”).

The Corporation may authorize and issue additional shares of Series A Junior Securities and Series A Parity Securities without the consent of the holders of the Series A Preferred Stock.

Section 3. Dividends. (a) Holders of Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of assets legally available for the payment of dividends under Pennsylvania law, non-cumulative cash dividends based on the liquidation preference of the Series A Preferred Stock at a rate equal to 5.125% per annum for each Series A Dividend Period from the original issue date of the Series A Preferred Stock to, but excluding, the redemption date of the Series A Preferred Stock, if any. If the Corporation issues additional shares of the Series A Preferred Stock after the original issue date, dividends on such shares will accrue from the date such additional shares are issued.

(b)    If declared by the Board of Directors or a duly authorized committee of the Board of Directors, dividends will be payable on the Series A Preferred Stock quarterly, in arrears, on January 15, April 15, July 15 and October 15 of each year (each, a “Series A Dividend Payment Date”) beginning on January 15, 2021. If any date on which dividends would otherwise be payable is not a Business Day, then the Series A Dividend Payment Date will be the next Business Day, without any adjustment to the amount of such dividends. A “Business Day” means any weekday that is not a legal holiday in New York, New York and that is not a day on which banking institutions in New York, New York, or Philadelphia, Pennsylvania are closed.

(c)    Dividends will be payable to holders of record of Series A Preferred Stock as they appear on the Corporation’s books on the applicable record date, which shall be the 15th calendar day before the applicable Series A Dividend Payment Date, or such other record date, no earlier than 30 calendar days before the applicable Series A Dividend Payment Date, as shall be fixed by the Board of Directors or a duly authorized committee of the Board of Directors.

(d)    A “Series A Dividend Period” is the period from and including a Series A Dividend Payment Date to, but excluding, the next Series A Dividend Payment Date, except that the initial Series A Dividend Period will commence on and include the original issue date of Series A Preferred Stock. Dividends payable on Series A Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends on the Series A Preferred Stock will cease to accrue on the redemption date, if any, unless the Corporation defaults in the payment of the redemption price of the Series A Preferred Stock called for redemption.

(f)    Dividends on the Series A Preferred Stock will not be cumulative. If the Board of Directors of the Corporation or a duly authorized committee of the Board of Directors does not declare a dividend on the Series A Preferred Stock in respect of a Series A Dividend Period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable Series A Dividend Payment Date or be cumulative, and the Corporation will have no obligation to pay any dividend for that Series A Dividend Period, whether or not the Board of Directors of the Corporation or a duly authorized committee of the Board of Directors declares a dividend for any future Series A Dividend Period with respect to the Series A Preferred Stock.

(g)    Notwithstanding any other provision hereof, dividends on the Series A Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with the laws and regulations applicable thereto, including applicable regulatory capital rules.

(h)    Additionally, the Corporation shall not pay any dividends on the Series A Preferred Stock if, based on the Corporation’s most recent quarterly consolidated financial statements, the Corporation’s common equity Tier 1 capital ratio is below the then-applicable regulatory minimum under the regulatory risk-based capital rules promulgated by the Board of Governors of the Federal Reserve System (including any successor bank regulatory authority that may become the Corporation’s appropriate federal banking agency, the “Federal Reserve”).

(i)    During a Series A Dividend Period, so long as any share of Series A Preferred Stock remains outstanding:

(i)    no dividend shall be declared or paid or set aside for payment, and no distribution shall be declared or made or set aside for payment, on any Series A Junior Securities, other than (A) a dividend payable solely in Series A Junior Securities or (B) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under such plan;

(ii)    no shares of Series A Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (A) as a result of a reclassification of Series A Junior Securities for or into other Series A Junior Securities, (B) the exchange or conversion of one share of Series A Junior Securities for or into another share of Series A Junior Securities, (C) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Junior Securities, (D) purchases, redemptions or other acquisitions of shares of Series A Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (E) purchases of shares of Series A Junior Securities pursuant to a contractually binding requirement to buy Series A Junior Securities existing prior to the preceding Series A Dividend Period, including under a contractually binding stock repurchase plan, or (F) the purchase of fractional interests in shares of Series A Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

(iii)    no shares of Series A Parity Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than pursuant to pro rata offers to purchase all, or a pro rata portion, of Series A Preferred Stock and such Series A Parity Securities except by conversion into or exchange for Series A Junior Securities;

unless, in each case, the full dividends for the preceding Series A Dividend Period on all outstanding shares of Series A Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.

(j)    When dividends are not paid in full upon the shares of Series A Preferred Stock and any Series A Parity Securities, all dividends declared upon shares of Series A Preferred Stock and any Series A Parity Securities will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the Series A Preferred Stock, and accrued dividends, including any accumulations, on any Series A Parity Securities, bear to each other for the then-current Series A Dividend Period.

(k)    Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Board of Directors of the Corporation or a duly authorized committee of the Board of Directors, may be declared and paid on the Common Stock and any other class or series of capital stock ranking equally with or junior to Series A Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.

Section 4. Liquidation. (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Series A Preferred Stock are entitled to receive out of assets of the Corporation available for distribution to stockholders, after satisfaction of liabilities to depositors and creditors and subject to the rights of holders of any securities ranking senior to Series A Preferred Stock, before any distribution of assets is made to holders of Common Stock or any Series A Junior Securities, a liquidating distribution in the amount of the liquidation preference of $1,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of Series A Preferred Stock will not be entitled to any other amounts from the Corporation after they have received their full liquidating distribution.

(b)    In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of Series A Preferred Stock and all holders of any Series A Parity Securities, the amounts paid to the holders of Series A Preferred Stock and to the holders of all Series A Parity Securities will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series A Preferred Stock and any Series A Parity Securities, the holders of the Corporation’s Series A Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(c)    For purposes of this section, the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Corporation for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption. (a) Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Series A Preferred Stock is not redeemable prior to January 15, 2026. On and after that date, Series A Preferred Stock will be redeemable at the option of the Corporation, in whole or in part, from time to time, on any Series A Dividend Payment Date, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends to, but excluding, the redemption date, without accumulation of any undeclared dividends. Holders of Series A Preferred Stock will have no right to require the redemption or repurchase of Series A Preferred Stock. Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, may redeem, at any time, all (but not less than all) of the shares of the Series A Preferred Stock at the time outstanding, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends to, but excluding, the redemption date, without accumulation of any undeclared dividends, upon notice given as provided in Subsection (b) below.

A “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series A Preferred Stock; (ii) any proposed change in those laws or regulations that is announced after the initial issuance of any share of the Series A Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of the Series A Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of the Series A Preferred Stock then outstanding as “Tier 1 capital” (or its equivalent) for purposes of the Federal Reserve’s regulatory capital rules under Regulation Q, 12 C.F.R. 217 (or, as and if applicable, the regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of the Series A Preferred Stock is outstanding.

(b)    If shares of Series A Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of Series A Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the depositary shares representing Series A Preferred Stock are held in book-entry form through The Depository Trust Company, or, together with its successors and assigns, “DTC”, the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) if the Series A Preferred Stock is evidenced by definitive certificates, the place or places where the certificates evidencing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of Series A Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any declared and unpaid dividends.

(c)    In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata, by lot or in such other manner as the Corporation may determine to be equitable and permitted by the rules of any securities exchange on which the Series A Preferred Stock is listed.

Section 6. Voting Rights. (a) Except as provided below or as expressly required by law or provided by the Board of Directors, the holders of shares of Series A Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock.

(b)    So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series A Preferred Stock at the time outstanding, voting separately as a class, shall be required to: (1) authorize or increase the authorized amount of, or issue shares of any class or series of Series A Senior Securities, or issue any obligation or security convertible into or evidencing the right to purchase, any Series A Senior Securities; (2) amend the provisions of the Articles or this Statement with Respect to Shares, so as to adversely affect the powers, preferences, privileges or rights of Series A Preferred Stock, taken as a whole, provided, however, that any increase in the amount of the authorized or issued shares of Series A Preferred Stock or authorized Common or Preferred Stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of Preferred Stock ranking equally with or junior to Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the powers, preferences, privileges or rights of Series A Preferred Stock; or (3) consummate a binding share exchange or reclassification involving the Series A Preferred Stock or consolidate with or merge into any other corporation or entity, unless in each case (i) the shares of Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, and (ii) such shares remaining outstanding or such preferred securities, as the case may be, have the rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Stock immediately prior to such consummation, taken as a whole. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of Series A Preferred Stock to effect such redemption.

(c)    If the Corporation fails to pay, or declare and set apart for payment, dividends on outstanding shares of the Series A Preferred Stock or any other series of Series A Parity Securities having voting rights equivalent to those described in this Section 6(c) (“Voting Parity Stock”) for six quarterly Series A Dividend Periods, or their equivalent, whether or not consecutive (a “Nonpayment Event”), the number of directors of the Corporation shall automatically be increased by two and the holders of shares of Series A Preferred Stock shall have the right, voting as a class with holders of any outstanding Voting Parity Stock then entitled to vote for directors, to elect two additional members of the Board of Directors (the “Preferred Stock Directors”); provided that the election of any such directors shall not cause the Corporation to violate the corporate governance requirements of NASDAQ (or any other securities exchange on which its securities may be listed) that listed companies must have a majority of independent directors; and, provided further that at no time shall the Board of Directors have more than two Preferred Stock Directors (including, for purposes of this limitation, all directors that the holders of any series of Voting Parity Stock are entitled to elect pursuant to like voting rights).

(d)    In the event that the holders of Series A Preferred Stock and such other holders of Voting Parity Stock shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special meeting, which shall, notwithstanding Article 10(b) of the Articles, be called by the Secretary of the Corporation at the request of the holders of record of at least 20% of the liquidation preference of the Series A Preferred Stock and each other series of Voting Parity Stock then outstanding (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the Corporation’s stockholders, in which event such election shall be held only at such next annual or special meeting of stockholders), and at each subsequent annual meeting of the Corporation’s stockholders. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series A Preferred Stock or Voting Parity Stock, and delivered to the Secretary of the Corporation in such manner as provided for in Section 9 below, and shall name such nominees which the signers of such notice shall propose be elected as Preferred Stock Directors, if any.

(e)    When (i) dividends have been paid (or declared and a sum sufficient for payment thereof set aside) in full on the Series A Preferred Stock for four consecutive Series A Dividend Periods following a Nonpayment Event, and (ii) the rights of holders of any Voting Parity Stock to participate in electing the Preferred Stock Directors shall have ceased, the right of holders of the Series A Preferred Stock to participate in the election of Preferred Stock Directors shall cease (subject to the revesting of such voting rights in the case of any future Nonpayment Event), the terms of office of all the Preferred Stock Directors shall immediately terminate, and the number of directors constituting the Board of Directors shall automatically be reduced accordingly. In determining whether dividends have been paid for at least four consecutive quarterly Series A Dividend Periods following a Nonpayment Event, the Corporation may take into account any dividend it elects to pay for any Series A Dividend Period after the regular Series A Dividend Payment Date for that period has passed.

(f)    Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series A Preferred Stock and Voting Parity Stock, when they have the voting rights described above (voting as a single class in proportion to their respective liquidation preferences). The Preferred Stock Directors elected at a special meeting shall hold office until the next annual meeting of the Corporation’s stockholders if such office shall not have previously terminated as described above. In case any vacancy shall occur among the Preferred Stock Directors, a successor shall be elected by the Board of Directors to serve until the next annual meeting of the stockholders on the nomination of the then remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by the vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock and such Voting Parity Stock for which dividends have not been paid, voting as a single class in proportion to their respective liquidation preferences; provided that the election of any such directors shall not cause the Corporation to violate the corporate governance requirements of NASDAQ (or any other securities exchange on which its securities may be listed) that listed companies must have a majority of independent directors. The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote.

Section 7. Conversion Rights. The holders of shares of Series A Preferred Stock shall not have any rights to convert such shares into, or exchange such shares for, shares of any other class or series of securities of the Corporation.

Section 8. Preemptive Rights. The holders of shares of Series A Preferred Stock shall have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

Section 9. Notices. All notices or communications in respect of the Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail or if giving in such other manner as may be permitted herein, in the Articles or Bylaws of the Corporation or by applicable law. Delivery of a notice or communication to the Corporation will be effective upon receipt. Delivery of a notice or communication to holders of shares of Series A Preferred Stock will be effective upon, in the case of personal delivery, receipt or, in the case of mailing, deposit in the mail, postage prepaid. Notwithstanding the foregoing, if shares of Series A Preferred Stock or depositary shares representing an interest in shares of Series A Preferred Stock are issued in book-entry form through DTC, such notices may be given to the holders of the Series A Preferred Stock in any manner permitted by DTC.

Section 10. Certificates. The Corporation may, at its option, issue shares of Series A Preferred Stock without certificates.

Section 11. Transfer Agent. The duly appointed transfer agent for the Series A Preferred Stock shall be Equiniti Trust Company. The Corporation may, in its sole discretion, remove the transfer agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the holders of the Series A Preferred Stock.

Section 12. Registrar. The duly appointed registrar for the Series A Preferred Stock shall be Equiniti Trust Company. The Corporation may, in its sole discretion, remove the registrar; provided that the Corporation shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the holders of the Series A Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Statement with Respect to Shares to be signed by Daniel Stolzer, its Senior Executive Vice President, Chief Legal Officer and Corporate Secretary, this 23rd day of October, 2020.

FULTON FINANCIAL CORPORATION

By:	/s/ Daniel R. Stolzer
Daniel R. Stolzer
Senior Executive Vice President and Chief Legal Officer